UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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AT HOME GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement dated June 19, 2020 to the Proxy Statement dated May 22, 2020

The information set forth below was included in the Current Report on Form 8-K filed by At Home Group Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 19, 2020. The Company filed a definitive proxy statement (the “Proxy Statement”) on May 22, 2020 in connection with its 2020 annual meeting of stockholders to be held June 26, 2020. This Supplement to the Proxy Statement is being released on or about June 19, 2020 and should be read in conjunction with the Proxy Statement. Stockholders should read carefully the Proxy Statement in its entirety and any other relevant documents that the Company files with the SEC when they become available before making any voting decision because they contain important information. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided below may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

The Proxy Statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning the Company are (or will be, when filed) available free of charge at http://www.sec.gov or from the Company by accessing its website at http://investor.athome.com under the heading “SEC Filings”. References to website addresses are not intended to function as hyperlinks and the information contained on, or that can be accessed through, such websites is not part of this Supplement or the Proxy Statement.

As detailed in the Proxy Statement, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) began to expedite the shift of the Company's named executive officer compensation structure from a private-equity sponsor model to a mature public company model in fiscal 2020 and 2021. These efforts were influenced by the significant stockholder outreach conducted in the Fall 2019 and additional analyses of the Compensation Committee, with input from its independent compensation consultant.

Before the Compensation Committee finalized the fiscal year 2021 compensation program and established target annual compensation for the named executive officers, the COVID-19 pandemic began to significantly impact the U.S. economy and the Company’s operations. As part of the Board's decision to operate the Company to preserve liquidity given the uncertain economic environment, as well as the adverse impacts on the Company’s general employee population and stockholders, the Compensation Committee determined to delay the implementation of the planned changes to the Company’s compensation program and to re-evaluate target annual compensation for the named executive officers. The Compensation Committee and Board took action on June 16, 2020 to approve the fiscal year 2021 bonus structure and annual equity award program for the named executive officers, which reflects the Compensation Committee’s commitment resulting from the stockholder outreach to align the fiscal year 2021 compensation structure of the Company’s Chairman and Chief Executive Officer, Lewis L. Bird III, with the other named executive officers, including participation in the same bonus structure and similar annual equity award program.

Fiscal Year 2021 Bonus Structure

In recent years, the Company’s bonus plan for named executive officers was based on the achievement of two performance measures with specified weighting. The Company's performance for the fiscal year determined the achievement multiple through the use of an achievement table established annually by the Compensation Committee, and each named executive officer's bonus was equal to such person's bonus target (based upon a percentage of base salary) multiplied by the bonus multiplier.

Due to the impact of the COVID-19 pandemic, the Compensation Committee has determined that fiscal year 2021 management bonuses will be based upon quarterly financial, operational and/or other quantitative and qualitative measures tied to the revised budget and strategic plan for the remainder of fiscal year 2021, as well as the overall performance of the Company and the performance of the named executive officers as a group and individually. The bonus target for each named executive officer (based upon a percentage of base salary) was not changed for fiscal year 2021.

Grant of Nonqualified Stock Options

Since fiscal 2019, the Board has granted annual equity awards to executive officers, other than Mr. Bird, and other key employees to address incentive and retention objectives. Fiscal 2019 and 2020 annual grants consisted of restricted stock units (“RSUs”) (25% of target value) and nonqualified stock options (75% of target value).

On June 16, 2020, the Compensation Committee approved grants to the Company’s named executive officers, excluding Mr. Bird, of nonqualified options to purchase the Company’s common stock. On June 16, 2020, the independent directors of the Board approved a grant to Mr. Bird of nonqualified options to purchase the Company’s common stock. The stock options will be granted on June 22, 2020 (the “Grant Date”) pursuant to the terms and conditions of the Amended and Restated At Home Group Inc. Equity Incentive Plan (the “Equity Plan”) and a notice of grant and nonstatutory stock option award agreement in a form substantially similar to a form previously filed by the Company. The Committee determined that the annual equity awards for the named executive officers (other than Mr. Bird) would consist entirely of stock options since options deliver value to the holder that is aligned with stockholder return but, unlike performance stock units (“PSUs”), do not require the Committee to set objective performance metrics, which are very difficult to establish in light of the impact of the COVID-19 pandemic and therefore may not serve intended retention and incentive purposes.

The stock options will have an exercise price equal to the closing price for the Company's common stock on the Grant Date. The stock options will vest in equal installments on each of the first three anniversaries of the Grant Date, subject to the participant's continued employment through each vesting date. The named executive officers will receive the following stock options as of the Grant Date:

Name and Principal Position	Number of Shares Underlying Option Award
Lewis L. Bird III	890,000
Chairman and Chief Executive Officer
Peter S.G. Corsa	230,000
Chief Operating Officer and President
Jeffrey R. Knudson	180,000
Chief Financial Officer
Chad C. Stauffer	190,000
Chief Merchandising Officer
Ashley F. Sheetz	100,000
Chief Marketing Officer

Grant of PSUs

On June 16, 2020, the independent directors of the Board approved a grant of 80,000 PSUs to Mr. Bird, which will be granted as of the Grant Date. The PSUs granted to Mr. Bird have the same terms as the PSUs granted in September 2019 to the Company’s other named executive officers, which furthers the alignment of management to achieve such performance metrics. The PSUs will be granted pursuant to the terms and conditions of the Equity Plan and a notice of grant and PSU award agreement in a form substantially similar to a form previously filed by the Company. The PSUs vest based on achievement of the following two performance metrics over the eight fiscal quarters ending on January 29, 2022, subject to continued employment through January 29, 2022: (i) Comparable Store Sales growth (50%), and (ii) percentage expansion of Adjusted Net Income (50%). The performance measures are defined in the same manner as such terms are used for purposes of the Company's earnings releases furnished to stockholders. Management and the Board use these performance metrics to assess the Company's performance, to evaluate the effectiveness of business strategies, to make budgeting decisions and to compare the Company's performance against that of other peer companies using similar measures.

The number of shares, if any, deliverable upon settlement of the PSUs will equal 50% of target (for achievement of threshold performance levels), 100% of target (for achievement of target performance levels), and 200% of target (for achievement at or above maximum performance levels), with vesting between threshold, target, and maximum performance levels determined based on linear interpolation. If the grantee remains employed through a “change in control” (as defined in the Equity Plan) that occurs prior to the end of the performance period, the number of PSUs that would have vested based on actual performance determined as of the date of such change in control or, if greater, based on target performance, will remain issued and outstanding and eligible to vest subject only to the grantee’s continued employment with the Company through January 29, 2022 or an earlier termination without cause or resignation for good reason that occurs within one year following consummation of the change in control.

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